Exhibit (11)(a)


September 13, 1995


Board of Directors
Washington National Insurance Company
300 Tower Parkway
Lincolnshire, IL 60069

Gentlemen:

This opinion is furnished in connection with the registration by Washington National Insurance Company ("Washington National") under the Securities Act of 1933, as amended (the "Act"), of an indefinite amount of units of interest ("Units") under variable annuity contracts (the "Contracts") in Washington National Insurance Company Separate Account I (the "Separate Account"). The securities are being registered under the Act by the filing of a registration statement (File No. ) (the "Registration Statement") in connection with the reorganization (the "Reorganization") of the Separate Account into a unit investment trust.

I am the Vice President, Corporate Counsel and Secretary of Washington National and in such capacity I am familiar with Washington National's Articles of Incorporation and By-Laws and have reviewed all statements, records, instruments and documents which I have deemed it necessary to examine for the purpose of this opinion. I have examined the form of registration statement to be filed with the Securities and Exchange Commission on Form N-14 in connection with the registration, under the Act, of an indefinite number of Units under the Contracts to be issued by the Separate Account in connection with the Reorganization. I am familiar with the proceedings taken and proposed to be taken in connection with the authorization, issuance and sale of the Units. Based upon a review of these documents and such laws that I consider appropriate, I am of the opinion that:

         1. Washington National and the Separate Account are validly organized and in good standing under the laws of the State of Illinois and are fully empowered and qualified to carry out their business in all jurisdictions where they do so, including to enter into the Agreement and Plan of Reorganization (the "Agreement") that appears as Appendix A to the Registration Statement and effect the transactions contemplated thereby.

         2. All corporate and other proceedings necessary and required to be taken by on the part of Washington National and the Separate Account to authorize and carry out the Agreement and to effect the Reorganization have been duly and properly taken.

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Board of Directors
September 13, 1995
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         3. The Agreement is a valid obligation of Washington National and the
         Separate Account, and legally binding upon them in accordance with its terms.

         4. The Units to be issued pursuant to the terms of the Agreement have been duly authorized and, when issued and delivered as provided therein, will be validly issued, fully paid and non-assessable.

I hereby consent to the use of this opinion as an exhibit to the Registration Statement.

Respectfully submitted,


/s/Craig R. Edwards
Craig R. Edwards
Vice President, Corporate
Counsel and Secretary